As filed with the Securities and Exchange Commission on May 20, 2010.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FRESH DEL MONTE PRODUCE INC.
(Exact name of registrant as specified in its charter)

The Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Walkers Corporate Services Limited Walker House, 87 Mary Street George Town, Grand Cayman, KY1-9002 Cayman Islands (Address of Principal Executive Offices)	N/A (Zip Code)
Fresh Del Monte Produce Inc.
2010 Non-Employee Directors Equity Plan
(Full Title of the Plan)

Hani El-Naffy
President and Chief Operating Officer
Fresh Del Monte Produce Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue, Coral Gables, FL 33134
(Name and Address of Agent for Service)

(305) 520-8400
(Telephone number, including area code, of agent for service)

With a copy to:
Michael Francis, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 27th Floor
Miami, Florida 33131
(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Ordinary Shares, par value $0.01 per share	150,000	$21.38	$3,207,000.00	$228.66
___________________

(1)
This registration statement registers 150,000 shares of the registrant's ordinary shares, par value $0.01 per share, for sale under the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan.

Pursuant to Rule 416, this Registration Statement shall also cover any additional ordinary shares which may become issuable under the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding ordinary shares.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 14, 2010.

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

Under cover of this Form S−8 is our reoffer prospectus prepared in accordance with Part I of Form S−3 under the Securities Act of 1933, as amended.  Our reoffer prospectus has been prepared pursuant to Instruction C of Form S−8, in accordance with the requirements of Part I of Form S−3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate 150,000 ordinary shares, which may be issued, pursuant to the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan.

The second part of this Registration Statement contains information required in accordance with the requirements of Part II of Form S−8.   References in this Registration Statement, and the prospectus which is a part hereof, to Fresh Del Monte, “we,” “our” and “us” refer to Fresh Del Monte Produce Inc. and its subsidiaries.

REOFFER PROSPECTUS

FRESH DEL MONTE PRODUCE INC.

150,000 ORDINARY SHARES

This prospectus relates to the reoffer and resale from time to time of up to 150,000 ordinary shares (the “Shares”) of Fresh Del Monte Produce Inc. (the "Company") that have been or will be acquired by certain of our non-employee directors (collectively referred to as the “Selling Securityholders”), who are deemed to be our affiliates as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), under the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan (the “Plan”).

Our ordinary shares are quoted on the New York Stock Exchange under the symbol “FDP.” On May 19, 2010, the last reported closing price of our ordinary shares on the NYSE was $21.75 per share.

The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 7, as well as the risk factors relating to our business that are incorporated by reference in this prospectus from our Annual Report on Form 10−K for the year ended January 1, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus, nor have they determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 20, 2010.

You should rely only on the information contained herein, describing the securities offered hereby and on the information specifically incorporated by reference in this prospectus. We have not  authorized anyone to provide you with different information. We are not making an offer of securities in any state where such offer is not permitted. You should not assume that the information contained in this prospectus or any document incorporated herein or therein by reference is accurate as of any date other than the date of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (the "Commission" or "SEC") allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

(i)	the Annual Report on Form 10-K for the fiscal year ended January 1, 2010, filed with the Commission on March 2, 2010 (the “Annual Report”);

(ii)	the Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2010, filed with the Commission on May 4, 2010;

(iii)	the Current Report on Form 8-K, filed with the Commission on May 7, 2010;

(iv)	the Definitive Proxy Statement for the 2010 Annual General Meeting of Shareholders, filed with the Commission on March 25, 2010; and

(v)
the description of the Ordinary Shares of the Registrant as contained under the caption "Description of Share Capital" in the prospectus dated October 23, 1997, included in the Registration Statement on Form F-1 (No. 333-7708), filed by the Registrant under the Securities Act with the SEC on October 3, 1997, as amended by Amendment No. 1 and Amendment No. 2 thereto, filed by the Registrant under the Securities Act with the SEC on October 16, 1997, and October 22, 1997, respectively, and incorporated by reference to the Registration Statement on Form 8-A filed by the Registrant under the Exchange Act with the SEC on October 15, 1997.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

Fresh Del Monte Produce Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue, Coral Gables, FL 33134
(305) 520-8400

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1−800−SEC−0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. Our SEC filings are also available through our website at www.freshdelmonte.com.

This prospectus is only part of a registration statement we filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph.

CAUTIONARY STATEMENT CONCERNING FORWARD−LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein may contain statements, estimates or projections that constitute “forward−looking statements,” as defined under U.S. federal securities laws. Generally, the words “believes,” “expects,” “intends,” “estimates,” “anticipates,” “projects,” “may” and similar expressions identify forward−looking statements.  These forward-looking statements involve risks and uncertainties.  Our actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect our sales volume and results, including our ability to command premium prices for certain of our principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) our anticipated cash needs in light of our liquidity, (iv) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as ours, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as the recent severe weather in Guatemala, or natural disasters, such as the recent earthquake in Chile, on crop quality and yields and on our ability to grow, procure or export our products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vi) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (vii) the impact of foreign currency fluctuations, (viii) our plans for expansion of our business (including through acquisitions) and cost savings, (ix) our ability to successfully integrate acquisitions into our operations, (x) the impact of asset disposals, including the potential for impairment charges associated with these disposals or otherwise, (xi) the timing and cost of resolution of pending legal and environmental proceedings, (xii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, and (xiii) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change.   In addition, important factors that could cause actual results to differ materially from our forward−looking statements are set forth in this prospectus, including under the heading “Risk Factors,” as well as the risk factors relating to our business that are incorporated by reference in this prospectus from our Annual Report on Form 10−K for the year ended January 1, 2010.

For these statements, we claim the protection of the safe harbor for forward−looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward−looking statements, which speak only as of the date of this prospectus and the applicable prospectus supplement or the date of any document that was incorporated by reference herein or therein. All subsequent written and oral forward−looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward−looking statements to reflect events or circumstances after the date of this prospectus and the applicable prospectus supplement.

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” before making an investment decision.

THE COMPANY

History and Development of Fresh Del Monte

Our legal name is Fresh Del Monte Produce Inc., and our commercial name is Del Monte Fresh Produce. We are an exempted holding company, incorporated under the laws of the Cayman Islands on August 29, 1996. At January 1, 2010, the close of our most recent fiscal year, members of the Abu-Ghazaleh family directly owned 33.9% of our outstanding ordinary shares.

Our principal executive office is located at Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002, Cayman Islands. The address of our U.S. executive office is located at Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. Our telephone number at our U.S. executive office is (305) 520-8400. Our Internet address is http://www.freshdelmonte.com.  Our Web site is not a part of this prospectus.

Our global business, conducted through subsidiaries, is primarily the worldwide sourcing, transportation and marketing of fresh and fresh-cut produce together with prepared food products in Europe, Africa and the Middle East. We source our fresh produce products (bananas, pineapples, melons, tomatoes, grapes, apples, pears, peaches, plums, nectarines, apricots, cherries, citrus, avocados, blueberries and kiwi) primarily from Central and South America, Africa, the Philippines, North America and Europe. We source our prepared food products primarily from Africa, Europe and Asia. Our products are sourced from company-owned operations, through joint venture arrangements and through supply contracts with independent producers. We distribute our products in North America, Europe, Asia, the Middle East, Africa and South America.

On June 6, 2008, we acquired all of the shares of Desarollo Agroindustrial de Frutales, S.A., a producer of high-quality bananas in Costa Rica; all of the shares of Frutas de Exportacion, S.A., a major producer of gold pineapples in Costa Rica; and all of the shares of an affiliated sales and marketing company, collectively known as “Caribana”. The purchase price for Caribana was $405.9 million plus $2.9 million for acquisition-related expenses, financed with $88.5 million in cash on hand and drawings under our then-existing syndicated revolving credit facility. As a result of this acquisition, our land holdings in Costa Rica increased by approximately 13,000 hectares of quality farm land producing approximately 13 million boxes of bananas and 11 million boxes of gold pineapples annually. We also acquired state-of-the-art packing facilities, as well as modern farming equipment. Caribana’s extensive production area substantially increases our presence in the banana market and further strengthens our number one position in the gold pineapple market. The close proximity of Caribana’s production and packing operations to our existing farms has provided significant operating efficiencies and synergies. This transaction has enabled us to continue to capitalize on the growing global demand for fresh produce and to expand our reach into existing and new markets.

On June 27, 2008, we acquired certain operating assets, excluding land, of Melones de Costa Rica, S.A. (“MCR”). MCR is a 50%-owned unconsolidated subsidiary that produces melons for us in Costa Rica. MCR continues to own the land that is leased to us on a long-term basis. Total area under production is approximately 2,300 hectares with an estimated annual production of three million boxes. The purchase price was $8.0 million.

During the third quarter of 2008, we acquired two additional melon operations in Guatemala. The assets acquired comprised principally farming equipment, packing sheds and materials and supplies inventory. Total area under production is approximately 1,500 hectares producing two crops annually on leased land with an estimated annual production of 4.5 million boxes. The purchase price was $13.9 million.

Our capital expenditures totaled $84.5 million in 2009, consisting of approximately $51.4 million primarily for distribution centers in Saudi Arabia and for expansion of production facilities in Costa Rica, Guatemala, Brazil and the Philippines related to the banana segment, $27.8 million principally for expansion of our pineapple operations in Costa Rica and the Philippines, expansion of non-tropical fruit operations in Chile and expansion of fresh-cut fruit facilities in North America and the United Kingdom related to the other fresh produce segment and $5.3 million for expansion of production facilities in Jordan and Kenya related to the prepared food segment. Our capital expenditures totaled $101.5 million in 2008, consisting of $59.4 million principally for distribution centers in Saudi Arabia and South Korea and for expansion of production facilities in the Philippines, Guatemala and Brazil related to the banana segment, $23.1 million principally for expansion of production facilities in Costa Rica, the Philippines and Chile related to the other fresh produce segment and $19.0 million principally for production facilities in Jordan and Kenya related to the prepared food segment. Our capital expenditures for 2007 consisted of $81.4 million primarily for the expansion of distribution and manufacturing facilities in the Middle East and the expansion of production facilities in Kenya, Brazil and the Philippines. The principal capital expenditures planned for 2010 consist primarily of the expansion and improvements of production facilities in Costa Rica, Guatemala, Chile, Kenya and the Philippines, and for our distribution and fresh-cut facilities in North America and the United Kingdom. We expect to fund our planned capital expenditures of approximately $103.0 million in 2010 through operating cash flows and borrowings under credit facilities.

Business Overview

We are one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared fruit and vegetables, juices, beverages and snacks in Europe, Africa and the Middle East. We market our products worldwide under the DEL MONTE® brand, a symbol of product innovation, quality, freshness and reliability since 1892. Our global sourcing and logistics network allows us to provide regular delivery of consistently high-quality fresh produce, juices, beverages, processed fruit and vegetables and value-added services to our customers.

We have leading market positions in the following product categories. We believe we are:

the number one marketer of fresh pineapples worldwide, including our Del Monte Gold ® Extra Sweet pineapple;

a leading marketer of branded melons in the United States and the United Kingdom;

a leading marketer of branded fresh-cut fruit in the United States;

the third-largest marketer of bananas worldwide;

a leading re-packer of tomatoes in the United States;

a leading year-round marketer of branded grapes in the United States;

a leading marketer of branded non-tropical fruit in selected markets; and

a leading marketer for canned fruit and pineapple in many Western European markets.

We source and distribute our products on a global basis. Our products are grown primarily in Central and South America, Africa and the Philippines. We also source products from North America and Europe. Our products are sourced from company-owned operations, through joint venture arrangements and through supply contracts with independent growers. We transport our fresh produce to markets using our fleet of 14 owned and 17 chartered refrigerated vessels, and we operate four port facilities in the United States. At year end 2009, we operated 45 distribution centers, generally with cold storage and banana ripening facilities in our key markets worldwide, including the United States, the United Kingdom, Germany, Japan, South Korea, Hong Kong, Poland, the United Arab Emirates and Saudi Arabia. We also operate 13 fresh-cut facilities in the United States, the United Kingdom, Japan and the United Arab Emirates, some of which are located within our distribution centers. Through our vertically integrated network, we manage the transportation and distribution of our products in a continuous temperature-controlled environment. This enables us to preserve quality and freshness, and to optimize product shelf life, while ensuring timely and year-round distribution. Furthermore, our position as a volume producer and shipper of bananas allows us to lower our average per-box logistics cost and to provide regular deliveries of our premium fresh fruit to meet the increasing demand for year-round supply.

We market and distribute our products to retail stores, food clubs, wholesalers, distributors and foodservice operators in more than 100 countries around the world. North America is our largest market, accounting for 48% of our net sales in 2009. Europe, Asia and the Middle East regions are our other major markets, accounting for 28%, 12% and 9% of our net sales in 2009, respectively. Our distribution centers and fresh-cut facilities address the growing demand from supermarket chains, club stores, mass merchandisers and independent grocers to provide value-added services, including the preparation of fresh-cut produce, ripening, customized sorting and packing, just-in-time and direct-store-delivery and in-store merchandising and promotional support. Large national retail chains are increasingly choosing fewer suppliers – ones that can serve all of their needs on a national basis – and there is a significant opportunity for a company with a full fresh and fresh-cut produce line, a well-recognized brand, a consistent supply of quality produce and a national distribution network to become the preferred supplier to these large retail customers. We believe that we are uniquely positioned as a preferred supplier, and our goal is to expand on this status by increasing our leading position in fresh-cut produce, expanding our banana, pineapple and melon business and diversifying our other fresh produce selections. In recent years, we have transformed our company from a fresh and fresh-cut produce company into a multinational prepared food company with a product line that includes prepared fruit and vegetables, juices, beverages and snacks in Europe, Africa and the Middle East.

Our strategy is focused on a combination of maximizing revenues from our existing infrastructure, entering new markets and strict cost control initiatives. We plan to continue to capitalize on the growing global demand for fresh produce and expand our reach into existing and new markets. We expect sales growth of fresh produce in key markets by increasing sales volume and per unit sales prices as permitted by market conditions. Our recent acquisitions have substantially increased our production capability of bananas, pineapples and melons and provide the potential over time for significant operating efficiencies and synergies. In addition, our number one position in the gold pineapple market has been further strengthened. Our strategy includes increasing volumes from existing production and distribution facilities in order to improve operating efficiencies and reduce per unit costs. We plan additional investments in growth markets, such as the Middle East, by adding distribution facilities and expanding our value-added services.

Please see “Item 1. Business” in our Annual Report on Form 10-K for the year ended January 1, 2010, which is incorporated by reference herein for further information regarding our business.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in “Item 1A — Risk Factors” of our most recent Annual Report on Form 10−K for the year ended January 1, 2010 that has been filed with the SEC and incorporated herein by reference in its entirety, as well as other information in this prospectus and in any other documents incorporated into this prospectus by reference before purchasing any of our securities. Each of the risks described in these sections and documents could adversely affect our business, financial condition, and results of operations, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward−looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward−looking statements as a result of certain factors, including the risks mentioned above.

USE OF PROCEEDS

All of the ordinary shares are being offered by the Selling Securityholders. We will not receive any proceeds from the sale of the ordinary shares.

SELLING SECURITYHOLDERS

The following table sets forth the name of the Selling Securityholders, the total number of ordinary shares beneficially owned by them as of May 19, 2010, the total number of ordinary shares offered by the Selling Securityholders and the total number and percentage of outstanding ordinary shares that will be beneficially owned by the Selling Securityholders upon completion of the offering. Since the Selling Securityholders may sell all, some or none of their ordinary shares, the table assumes that the Selling Securityholders are offering, and will sell, all of the ordinary shares to which this Prospectus relates.

If, subsequent to the date of this reoffer prospectus, we grant any further awards to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S−8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling securityholders.

Name of Selling Securityholder	Ordinary Shares Beneficially Owned Prior to this Offering	Ordinary Shares Being Offered, Assuming Vesting (1)	Ordinary Shares Beneficially Owned After Completion of this Offering, Assuming the Sale of All Ordinary Shares Offered	Percentage of Outstanding Ordinary Shares Beneficially Owned After Completion of this Offering, Assuming the Sale of All Ordinary Shares Offered
Amir Abu-Ghazaleh	3,974,846	4,708	3,974,846	6.5%
Salvatore H. Alfiero	26,930	4,708	26,930	*
Edward L. Boykin	600	4,708	600	*
Madeleine L. Champion	500	4,708	500	*
Michael J. Berthelot	500	4,708	500	*
John H. Dalton	23,530	4,708	23,530	*
Dr. Elias K. Hebeka	600	4,708	600	*
________
* Less than one percent.
(1)	Represents ordinary shares of restricted stock issued pursuant to the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which includes their transferees, distributees, pledgees or donees or their successors, may sell the ordinary shares directly to purchasers or through underwrites, brokers or agents. Underwriters, broker−dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The ordinary shares may be sold in one or more transactions at fixed prices:

at prevailing market prices at the time of sale;
at prices related to such prevailing market prices;
at varying prices determined at the time of sale; or
at negotiated prices.

Such sales may be effected in transactions in the following manner (which may involve crosses or block transactions):

on any national securities exchange or quotation service on which the notes or the ordinary shares may be listed or quoted at the time of sale;
in the over−the−counter market;
in transactions otherwise than on such exchanges or services or in the over−the−counter market;
through the writing of options, whether such options are listed on an options exchange or otherwise; or
through the settlement of short sales.

Selling securityholders may enter into hedging transactions with broker−dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying ordinary shares and deliver these securities to close out such short positions, or loan or pledge the notes or the ordinary shares into which the notes are convertible to broker−dealers that in turn may sell the securities.

From time to time, one or more of the selling securityholders may distribute, devise, gift, pledge, hypothecate or grant a security interest in some or all of the securities owned by them. Any such distributees, devisees or donees will be deemed to be selling securityholders. Any such pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders.

The aggregate proceeds to the selling securityholders from the sale of the ordinary shares will be the sale price of the ordinary shares less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our ordinary shares are quoted on the New York Stock Exchange.

The ordinary shares may be sold in some states only through registered or licensed brokers or dealers. The selling securityholders and any underwriters, broker−dealers or agents that participate in the sale of the ordinary shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

If required, the ordinary shares to be sold, names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post−effective amendment to the registration statement of which this prospectus forms a part.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the ordinary shares to the public other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

Walkers will provide an opinion as to the due authorization of the issuance of the shares registered by this Registration Statement from a Cayman Islands legal perspective only in the terms set out in Exhibit 5.1 to this Registration Statement.  Counsel for any underwriters or agents will be noted in the applicable prospectus supplement.
EXPERTS

The consolidated financial statements of Fresh Del Monte Produce Inc. appearing in the Fresh Del Monte Produce Inc. Annual Report on Form 10-K for the year ended January 1, 2010 (including schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

(i)	the Annual Report on Form 10-K for the fiscal year ended January 1, 2010, filed with the Commission on March 2, 2010 (the “Annual Report”);

(ii)	the Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2010, filed with the Commission on May 4, 2010;

(iii)	the Current Report on Form 8-K, filed with the Commission on May 7, 2010;

(iv)	the Definitive Proxy Statement for the 2010 Annual General Meeting of Shareholders, filed with the Commission on March 25, 2010; and

(v)
the description of the Ordinary Shares of the Registrant as contained under the caption "Description of Share Capital" in the prospectus dated October 23, 1997, included in the Registration Statement on Form F-1 (No. 333-7708), filed by the Registrant under the Securities Act with the SEC on October 3, 1997, as amended by Amendment No. 1 and Amendment No. 2 thereto, filed by the Registrant under the Securities Act with the SEC on October 16, 1997, and October 22, 1997, respectively, and incorporated by reference to the Registration Statement on Form 8-A filed by the Registrant under the Exchange Act with the SEC on October 15, 1997.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

Fresh Del Monte Produce Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue, Coral Gables, FL 33134
(305) 520-8400

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Companies Law (2009 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers and directors. However, there is Cayman Islands case law which would indicate that indemnification may be permissible for the directors and officers own negligence and breach of duty but not where there is evidence of dishonesty, fraud or willful default by a director or officer of the company.

Article 112 (the "Regulation") of the Registrant's Amended and Restated Articles of Association provides substantially as follows:

(a)
Every Director (including, for the purposes of this Article any Alternate Director appointed pursuant to the provisions of these Articles), and any former Director or officer (solely with respect to such former Director's or officer's term as such) and every Managing Director, Secretary, Assistant Secretary, or other officer or agent, for the time being and from time to time of the Company and the personal representatives of the same and any individuals who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of (i) another corporation, partnership, joint venture or other entity which is a subsidiary of the Company, or (ii) a trust or employee benefit plan associated with the business of the Company or a subsidiary of the Company shall be indemnified and secured harmless out of the assets and funds of the Company from and against any claim or liability and all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company's business or affairs or in the execution or discharge of his duties, powers, authorities or discretions (including any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Director or officer of the Company), including without prejudice to the generality of the foregoing, any costs, expenses, losses, or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court, whether in the Cayman Islands or elsewhere. The Company shall further have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to any employee or agent of the Company.

(b)
No such Director, Alternate Director, Managing Director, agent, Secretary, Assistant Secretary or other officer of the Company shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other such Director, Alternate Director, Managing Director, agent, Secretary, Assistant Secretary or other officer of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

(c)
Neither the amendment nor repeal of this Regulation, nor the adoption or amendment of any other provision of the Memorandum and Articles of Association of the Company inconsistent with this Regulation, shall apply to affect in any respect the applicability of this Regulation with respect to any act, or circumstance or condition, or failure to act, which occurred prior to such amendment, repeal or adoption.

The Registrant also carries liability insurance covering officers and directors.

Pursuant to the Plan the Registrant has agreed to indemnify the directors and officers of the Registrant for action of such directors and officers relating to the Plan, in certain circumstances.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Memorandum of Association of Fresh Del Monte Produce Inc. (incorporated by reference from Exhibit 3.6 to the Company’s Registration Statement on Form F-1 (File No. 333-7708)).

3.2	Amended and Restated Articles of Association of Fresh Del Monte Produce Inc. (incorporated by reference from Exhibit 3.7 to the Company’s Registration Statement on Form F-1 (File No. 333-7708)).

5.1	Opinion of Walkers regarding the due authorization of the issuance of the shares registered by this Registration Statement on Form S-8 from a Cayman Islands legal perspective only.*

10.1	2010 Non-Employee Directors Equity Plan.*

23.1	Consent of Walkers (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).*

* Filed herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs “(1)”i and “(1)”ii do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 20th day of May, 2010.

FRESH DEL MONTE PRODUCE INC.

By: /s/ Hani El-Naffy
Hani El-Naffy
President, Director, and Chief Operating Officer

By: /s/ Richard Contreras
Richard Contreras
Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mohammad Abu-Ghazaleh  and Hani El-Naffy, and each of them acting alone, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Mohammad Abu-Ghazaleh Mohammad Abu-Ghazaleh	Chairman and Chief Executive Officer (Principal Executive Officer)	May 20, 2010

/s/ Hani El-Naffy Hani El-Naffy	President, Director, and Chief Operating Officer	May 20, 2010

/s/ Richard Contreras Richard Contreras	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2010

/s/ Salvatore H. Alfiero Salvatore H. Alfiero	Director	May 20, 2010

/s/ Michael J. Berthelot Michael J. Berthelot	Director	May 20, 2010

/s/ Edward L. Boykin Edward L. Boykin	Director	May 20, 2010

/s/ Madeleine Champion Madeleine Champion	Director	May 20, 2010

/s/ John H. Dalton John H. Dalton	Director	May 20, 2010

/s/ Dr. Elias K. Hebeka Dr. Elias K. Hebeka	Director	May 20, 2010

/s/ Amir Abu-Ghazaleh Amir Abu-Ghazaleh	Director	May 20, 2010

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Walkers regarding the due authorization of the issuance of the shares registered by this Registration Statement from a Cayman Islands legal perspective only.

10.1	2010 Non-Employee Directors Equity Plan.

23.1	Consent of Walkers (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).